INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (the “Agreement”) made as of this 18th day of May, 2018, by and between The Advisors’ Inner Circle Fund III (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Penn Mutual Asset Management, LLC (the “Adviser”), a Pennsylvania limited liability company, with its principal place of business at 600 Dresher Road, Horsham, Pennsylvania 19044.

W I T N E S S E T H

WHEREAS, the Board of Trustees (the “Board”) of the Trust has selected the Adviser to act as investment adviser to the Trust on behalf of the series set forth on Schedule A to this Agreement (the “Fund”), as this Schedule may be amended from time to time upon mutual agreement of the parties, and to provide certain related services, as more fully set forth below, and to perform these services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:

1.	The Adviser’s Services.

(a)       Discretionary Investment Management Services. The Adviser shall act as investment adviser with respect to the Fund. In this capacity, the Adviser, subject to the supervision of the Board, shall regularly provide the Fund with investment research, advice, and supervision and shall furnish continuously an investment program for the Fund, consistent with the investment objectives and policies of the Fund. The Adviser shall determine, from time to time, what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, and the Trust’s registration statement on Form N-1A with respect to the Fund (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as each of the same from time to time shall be in effect. To carry out these obligations, the Adviser shall exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. No reference in this Agreement to the Adviser having full discretionary authority over the Fund’s investments shall in any way limit the right of the Board, in the Board’s sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or otherwise to exercise the Board’s right to control the overall management of the Fund. Without limiting the generality of the foregoing, the Adviser’s discretionary authority includes the authority to enter into trading agreements on behalf of the Fund and to adhere on the Fund’s behalf to the applicable International Swaps and Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., SEFs).

(b)       Compliance. With respect to its management of the Fund, the Adviser agrees to comply with the applicable requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Adviser’s business as a registered investment adviser. The Adviser also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund, and with any related policies, guidelines, instructions, and procedures approved by the Board and provided to the Adviser. In selecting the Fund’s portfolio securities and performing the Adviser’s obligations hereunder, the Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Adviser shall maintain compliance procedures that the Adviser reasonably believes are adequate to ensure the Adviser’s compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

(c)       Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by the Fund shall be voted, and the Board initially has determined to delegate the authority and responsibility to vote proxies for the Fund’s securities to the Adviser. So long as proxy voting authority for the Fund has been delegated to the Adviser, the Adviser shall exercise the Adviser’s proxy voting responsibilities. The Adviser shall carry out this responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Adviser’s fiduciary responsibilities to the Trust. The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for the Fund to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

The Adviser is authorized to instruct the Fund’s custodian and/or broker(s) to forward promptly to the Adviser or designate service provider copies of all proxies and shareholder communications relating to securities held in the portfolio of a Fund (other than materials relating to legal proceedings against the Fund). The Adviser also may instruct the Fund’s custodian and/or broker(s) to provide reports of holdings in the portfolio of the Fund. The Adviser has the authority to engage a service provided to assist with administrative functions related to voting Fund proxies. The Trust shall direct the Fund’s custodian and/or broker(s) to provide any assistance requested by the Adviser in facilitating the use of a service provider. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Adviser, consistent with the Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Adviser’s discretion, refraining from voting would be in the best interests of the Fund and the Fund’s shareholders.

(d)       Recordkeeping. The Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Fund, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Trust or the Trust’s Board the information required to be supplied under this Agreement.

The Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Adviser required by Rule 31a-1(f) under the 1940 Act (other than those records being maintained by any administrator, custodian, or transfer agent appointed by the Fund) relating to the Adviser’s responsibilities provided hereunder with respect to the Fund, and shall preserve these records for the periods and in a manner prescribed therefore by Rule 31a-2(e) under the 1940 Act (the “Fund Books and Records”). The Fund Books and Records shall be delivered to the Trust upon the termination of this Agreement and shall be available to the Board during the Adviser’s normal business hours.

(e)       Holdings Information and Pricing. The Adviser shall provide quarterly reports regarding Fund holdings, and, on the Adviser’s own initiative, may furnish the Trust and the Trust’s Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to notify the Trust promptly if the Adviser reasonably believes that the value of any security held by the Fund may not reflect fair value. The Adviser agrees to provide upon request any pricing information of which the Adviser is aware to the Trust, the Trust’s Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating the Fund net asset value in accordance with procedures and methods established by the Board, and provided to the Adviser in writing.

(f)       Cooperation With Agents of the Trust. The Adviser agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Trust with respect to such information regarding the Fund as these entities may reasonably request from time to time in the performance of the obligations of these entities, provide prompt responses to reasonable requests made by these persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations. The Adviser shall not be responsible for any act or omission exclusively caused by any third party, including, without limitation, any administrator, distributor, custodian, or transfer agent for the Fund or the Trust.

(g)       Services Not Exclusive. The services of the Adviser rendered to the Fund are not exclusive. The Adviser may now and in the future manage other investment accounts, including accounts with investment objectives and/or investment strategies identical or similar to those of the Fund (“Similar Accounts”). Nothing in this Agreement restricts Adviser from managing Similar Accounts, entering into other investment management, advisory, or similar relationships, or otherwise dealing with any securities for the account of any other client; provided that the Adviser treats the Fund fairly and allocates investment opportunities in a manner consistent with its fiduciary obligations to the Fund. The Trust acknowledges and agrees that: (i) such activities may involve substantial time and/or resources of the Adviser; (ii) the Adviser may charge fees which differ from the fees to be paid to the Adviser hereunder; and (iii) the Adviser makes no representations, warranties or guarantees that investment results will be the same for all clients or accounts managed by the Adviser or that the investment results of the Fund will be the same as, or better than, the investment results of Similar Accounts or other accounts that are managed by the Adviser.

2.         Code of Ethics. The Adviser has adopted a written code of ethics that the Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which the Adviser has provided to the Trust. The Adviser has implemented procedures reasonably designed to ensure that the Adviser’s Access Persons (as defined in the Adviser’s Code of Ethics) comply in all material respects with the Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Adviser shall provide the Trust with (i) a copy of the Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Adviser’s Code of Ethics. Annually, the Adviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Adviser’s Code of Ethics to the Trust’s Board. The Adviser shall respond to requests for information from the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Adviser. The Adviser shall promptly notify the Trust of any material violation of the Code, whether or not this violation relates to a security held by the Fund.

3.         Information and Reporting. The Adviser shall provide the Trust and the Trust’s officers with such periodic reports concerning the obligations that the Adviser has assumed under this Agreement as the Trust from time to time may reasonably request.

(a)       Notification of Breach / Compliance Reports. The Adviser shall notify the Trust’s chief compliance officer promptly upon detection of: (i) any material failure to manage the Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Adviser’s policies, guidelines or procedures. In addition, the Adviser shall provide a quarterly report regarding the Fund’s compliance with the Fund’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act and Subchapter M of the Code, and the Fund’s policies, guidelines, or procedures as applicable to the Adviser’s obligations under this Agreement. The Adviser agrees to seek to correct any said failure promptly and to take such further action that the Board may reasonably request in connection with any said breach. Upon request, the Adviser also shall provide the officers of the Trust with supporting certifications in connection with these certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act. The Adviser will promptly notify the Trust in the event that: (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws; or (ii) an actual change in control of the Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

(b)       Board and Filings Information. The Adviser will provide the Trust with any information reasonably requested regarding the Adviser’s management of the Fund required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the Commission. The Adviser will make the Adviser’s officers and employees available to meet with the Board from time to time on due notice to review the Adviser’s investment management services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(c)       Transaction Information. The Adviser shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust or the Trust’s designated agent to perform such compliance testing on the Fund and the Adviser’s services as the Trust, in the Trust’s sole discretion, may determine to be appropriate. The provision of this information by the Adviser to the Trust or the Trust’s designated agent in no way relieves the Adviser of the Adviser’s own responsibilities under this Agreement.

4.	Brokerage.

(a)       Principal Transactions. In connection with purchases or sales of securities for the account of the Fund, neither the Adviser nor any of the Adviser’s directors, officers, or employees will act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b)        Placement of Orders. The Adviser shall arrange for the placing of all orders for the purchase and sale of securities for the Fund’s account with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek for the Fund the most-favorable execution and net price available under the circumstances. It also is understood that it is desirable for the Fund that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities for the Fund with these brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Adviser in connection with the Adviser’s or the Adviser’s affiliates’ services to other clients.

(c)       Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security or other investment instrument, or any transaction in derivatives, to be in the best interest of the Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In such event, the Adviser will allocate securities or other investment instruments so purchased or sold, or such derivative transactions engaged on behalf of Adviser’s clients, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

(d)       Affiliated Brokers. The Adviser or any of the Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Fund’s current Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or the Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Fund for these services in addition to the Adviser’s fees for services under this Agreement.

5.        Custody. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities, or other investments of the Fund.

6.        Allocation of Charges and Expenses. The Adviser will bear the Adviser’s own costs of providing services hereunder. Other than as herein specifically indicated, the Adviser shall not be responsible for the Fund’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

7.	Representations, Warranties, and Covenants.

(a)       Properly Registered. The Adviser is registered as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Adviser, there is no proceeding or investigation that is reasonably likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees to promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company. The Adviser is in compliance in all material respects with all applicable federal and state law in connection with the Adviser’s investment management operations.

(b)       ADV Disclosure. The Adviser has provided the Trust with a copy of the Adviser’s Form ADV Part I as most recently filed with the SEC and the Adviser’s current Form ADV Part II and, promptly after filing any amendment to the Adviser’s Form ADV with the SEC updating the Adviser’s Form ADV Part II, will furnish a copy of this amendments or updates to the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which the statements were made, not misleading.

(c)       Fund Disclosure Documents. The Adviser has reviewed, and, in the future, will review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to the Fund (collectively the “Disclosure Documents”), and represents and warrants that these Disclosure Documents contain or will contain no untrue statement of any material fact and do not and will not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)       Use Of The Name “Penn Mutual,” “Penn Mutual Asset Management, LLC” or “PMAM” (collectively, “PMAM”) The Adviser has the right to use the name “PMAM” in connection with the Adviser’s services to the Trust and, subject to the terms set forth in Section 8 of this Agreement, the Trust shall have the right to use the name “PMAM” in connection with the management and operation of the Fund. The Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that would adversely affect or prejudice the rights of the Adviser or the Trust to use the name PMAM.

(e)       Insurance. The Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust: (i) of any material changes in the Adviser’s insurance policies or insurance coverage; or (ii) if any material claims will be made on the Adviser’s insurance policies. Furthermore, the Adviser, upon reasonable request, shall provide the Trust with any information that the Trust may reasonably require concerning the amount of or scope of said insurance.

(f)       No Detrimental Agreement. The Adviser represents and warrants that the Adviser has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Adviser with respect to the Adviser’s selection of securities for the Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g)       Conflicts. The Adviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Adviser’s personnel with knowledge of Fund activities to place the interest of the Fund first, ahead of said personnel’s own interests or the interests of the Adviser, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Adviser’s fiduciary duties under applicable law.

(h)       Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a), whether or not specifically referenced in this report.

8.      The Name “Penn Mutual,” “Penn Mutual Asset Management, LLC” or “PMAM”. The Adviser grants to the Trust a license to use the name “Penn Mutual,” “Penn Mutual Asset Management, LLC” or “PMAM” (the “Name”) as part of the name of the Fund. The foregoing authorization by the Adviser to the Trust to use the Name as part of the name of the Fund is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Trust shall: (1) use the Name only in a manner consistent with uses approved by the Adviser; (2) use the Trust’s best efforts to maintain the quality of the services offered using the Name; and (3) adhere to such other specific quality control standards as the Adviser from time to time may promulgate. At the request of the Adviser, the Trust will: (a) submit to Adviser representative samples of any promotional materials using the Name; and (b) change the name of the Fund within three months of the Trust’s receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and thereafter will not transact any business using the Name in the name of the Fund; provided, however, that the Trust may continue to use beyond this date any supplies of prospectuses, marketing materials, and similar documents that the Trust had on the date of said name change in quantities not exceeding those historically produced and used in connection with the Fund.

9.        Adviser’s Compensation. The Fund shall pay to the Adviser, as compensation for the Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. This fee shall be computed daily and paid not less than monthly in arrears by the Fund.

The method for determining net assets of the Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

10.       Independent Contractor. In the performance of the Adviser’s duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund. If any occasion should arise in which the Adviser gives any advice to the Adviser’s clients concerning the shares of the Fund, the Adviser will act solely as investment counsel for these clients and not in any way on behalf of the Fund.

11.       Assignment and Amendments. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act); provided; that said termination shall not relieve the Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12.	Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(c) and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(a)       The Trust may cause this Agreement to terminate either (i) by vote of the Trust’s Board or (ii) with respect to the Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b)        The Adviser may at any time terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust; or

(c)       This Agreement shall automatically terminate two years from the date of its execution unless this Agreement’s renewal is specifically approved at least annually thereafter by: (i) a majority vote of the Trustees, including a majority vote of these Trustees who are not interested persons of the Trust or the Adviser, at a meeting called for the purpose of voting on this approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Fund for the shareholders’ approval and these shareholders fail to approve this continuance of this Agreement as provided herein, then the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(d)       Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Adviser, promptly upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of the Fund and with respect to any of the Fund’s assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall direct, and shall otherwise cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser.

13.	Compliance Program of the Adviser. The Adviser hereby represents and warrants that:

(a)       in accordance with Rule 206(4)-7 under the Advisers Act, the Adviser has adopted and implemented and shall maintain written policies and procedures reasonably designed to prevent violation by the Adviser and the Adviser’s supervised persons (as this term is defined in the Advisers Act) of the Advisers Act and the rules that the Commission has adopted under the Advisers Act; and

(b)       to the extent that the Adviser’s activities or services could affect the Fund, the Adviser has adopted and implemented and shall maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as this term is defined in Rule 38a-1 under the 1940 Act) by the Fund and the Adviser (the policies and procedures referred to in this Paragraph 13(b), along with the policies and procedures referred to in Paragraph 13(a), above, are referred to herein as the Adviser’s “Compliance Program”).

14.	Reporting of Compliance Matters.

(a)       The Adviser shall promptly provide to the Trust’s Chief Compliance Officer (“CCO”) the following documents or access to the following documents, as indicated immediately hereinbelow:

(i)	access to copies of all Commission examination correspondences, including correspondences regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the Commission identified any concerns, issues, or matters (said correspondences commonly are referred to as “deficiency letters”) relating to any aspect of the Adviser’s investment advisory business and the Adviser’s responses thereto -- pursuant to which access, the Adviser: (1) shall allow the Trust’s CCO or delegate of the Trust’s CCO on-site access to review said correspondence; (2) may redact only those portions of said correspondence that pertain to the Adviser’s parent-company Penn Mutual Life Insurance Company (the “Adviser Parent”); and (3) shall provide the Trust’s CCO with a certification that the only redacted portions of said correspondence pertain to the Adviser Parent.

(ii)	a report of any material violations of the Adviser’s Compliance Program or any “material compliance matters” (as this term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Adviser’s Compliance Program;

(iii)	a report of any material changes to the policies and procedures that compose the Adviser’s Compliance Program;

(iv)	a summary of the Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding the Adviser’s chief compliance officer’s annual review of the Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(v)	an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Adviser’s compliance with Paragraph 13 and Paragraph 14 of this Agreement.

(b)       The Adviser also shall provide the Trust’s CCO with:

(i)	reasonable access to the testing, analyses, reports, and other documentation, or summaries thereof, that the Adviser’s chief compliance officer relies upon to monitor the effectiveness of the implementation of the Adviser’s Compliance Program; and

(ii)	reasonable access, during normal business hours, to the Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due-diligence meetings with personnel of the Adviser.

15.	Certain Definitions. For the purposes of this Agreement:

(a)       “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to those exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b)       “Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to those exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

16.	Liability of the Adviser.

(a)       Notwithstanding any other provision of this Agreement, the Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in the Fund’s Disclosure Documents solely to the extent such statements relate to disclosure regarding the Adviser and the investment strategies employed by the Adviser in managing the Fund, and provided that any changes are provided in writing to the Adviser.

(b)       The Adviser shall be liable to the Fund for any loss (including transaction costs) incurred by the Fund as a result of any trade error or investment made by the Adviser in contravention of: (i) any investment policy, guideline, or restriction set forth in the Registration Statement or as approved by the Board from time to time and provided to the Adviser; or (ii) applicable law, including, but not limited to, the 1940 Act and the Code (including, but not limited to, the Fund’s failure to satisfy the diversification or source of income requirements of Subchapter M of the Code) (the investments described in this subsection (b) collectively are referred to as “Improper Investments”).

(c)       Subject to the provisions of Section 3(a) and 16(a) of this Agreement, the Adviser shall indemnify and hold harmless the Trust, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act (any said person, an “Indemnified Party”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as these losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a breach by the Adviser of this Agreement or of the representations and warranties made by the Adviser herein; (ii) any Improper Investment; (iii) any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document or the omission or alleged omission from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iv) the Adviser’s performance or non-performance of the Adviser’s duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party who is a Trustee or officer of the Trust against any liability to the Trust or to the Trust’s shareholders to which said Indemnified Party otherwise would be subject by reason or willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of said person’s office with the Trust.

17.       Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

18.       Limitation of Liability. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer, or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities.

19.       Change in the Adviser’s Ownership. The Adviser agrees that the Adviser shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Adviser within a reasonable time prior to said change being effected.

20.       Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

21.       Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect the Agreement’s construction.

22.       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

THE ADVISORS’ INNER CIRCLE FUND III,
on behalf of the Fund(s) listed on Schedule A

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

PENN MUTUAL ASSET MANAGEMENT, LLC

By:	/s/ Keith G. Huckerby
Name:	Keith G. Huckerby
Title:	President and Chief Marketing Officer

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

dated May 18, 2018, between

THE ADVISORS’ INNER CIRCLE FUND III

and

PENN MUTUAL ASSET MANAGEMENT, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Fund in accordance the following fee schedule:

Fund	Rate
Penn Mutual AM Unconstrained Bond Fund	0.59%